Exhibit 99.2

FOR IMMEDIATE RELEASE

ABERDENE MINES INTERSECTS 0.6% COPPER OVER 225 FEET ON
NEW YORK CANYON PROPERTY

Las Vegas, Nevada, December 1, 2005, Aberdene Mines Limited (the 'Company' or 'Aberdene') (OTCBB: ABRM) is pleased to announce continuing results from the New York Canyon project located in the southeastern portion of Mineral County, Nevada, thirty miles east of the county of Hawthorne.

New York Canyon Exploration Results

The Company has received additional assay results from a further five holes recently completed on the Longshot Ridge ("LSR") oxide zone. Results for the remaining holes of the 2005 exploration program are still pending.

Results for the five most recent drill holes completed on the Long Shot Ridge project are as follows ("c" designates a diamond drill core hole):

Drill Hole #05-23 - (this drill hole is the western most hole drilled on LSR and expands mineralization in this direction)

From(ft)	To (ft)	Length (ft)	Cu%
190	210	20	0.386
310	365	55	0.203

Drill Hole #05-26c - (This core hole is located in the northern portion of LSR and was drilled to confirm mineralization encountered in hole 92-17)

From(ft)		To (ft)	Length (ft)	Cu%
	10	205	195	0.623
including	10	80	70	0.765
<or	50	80	30	1.057
and	170	195	25	1.324

Drill Hole#05-27 - (This hole was drilled to test the southern extent of mineralization on LSR)

From(ft)	To (ft)	Length (ft)	Cu%
0	10	10	0.388
175	195	20	0.405

Drill Hole #05-28 - (This hole was drilled approximately 250 feet north of 05-27 to infill test mineralization in the southern portion of LSR)

From(ft)	To (ft)	Length (ft)	Cu%
155	210	55	0.725

Drill Hole #05-29c - (This core hole was located in the central portion of LSR to offset drill hole 05-08)

From(ft)		To (ft)	Length (ft)	Cu%
	90	335	225	0.572
including	195	250	55	1.012
and	280	325	45	0.876

Drill Hole #05-30 - (This hole was drilled approximately 200 feet southeast of 05-27 to test the southern extent of mineralization at LSR)

From(ft)	To (ft)	Length (ft)	Cu%
60	150	90	0.709

A total of eight core holes and 28 reverse circulation ("RC") holes totaling 14,896 feet have been completed on the New York Canyon project during the 2005 exploration program. The drill program was designed to provide confirmation of historic drill results, expand the known zones of mineralization at the LSR project and provide mineralized material for initiating metallurgical test work. Results from the remaining drill holes and metallurgical studies will be announced as they are received.

As indicated in previous press releases, the current drill program is designed to validate results from past exploration work. The Company has recently acquired a significant amount of historic data previously collected from the LSR. This data appears to correspond well with recent results thereby allowing the current drill program to focus on expanding zones of mineralization rather than duplicating existing results. The Company feels that with suitable correlation, the historic data will be incorporated into the recently commissioned NI 43-101 compliant technical report. Two drill rigs recently completed testing on the Longshot Ridge ("LSR") zone which is predominantly copper oxide mineralization, consisting mainly of chrysocolla with lesser amounts of malachite, copper wad and azurite mineralization. The LSR zone is amenable to open pit mining and heap leach (SX-EW) extraction.

For further information on Aberdene Mines Limited please visit our website at www.aberdenemines.com.

About Aberdene

Aberdene Mines Ltd.'s New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The project, which is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne, hosts significant oxide and sulphide copper bearing mineralization outlined by past historic work on the property.

Aberdene has successfully completed its first year commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC, and the current program is expected to complete the second year work commitment prior to year end.

On behalf of the Board of Directors,

ABERDENE MINES LTD.
Brent Jardine, President
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For more information contact:
Brent Jardine, President
jardine@aberdenemines.com
T: (800) 430-4034

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.